Exhibit 23.11

CONSENT OF Ali El Takch

The undersigned hereby consents to the references to, and the information extracted from, the report titled “National Instrument (NI) 43-101 Technical Report for the Goose Project and Back River District, Nunavut, Canada” dated effective December 31, 2024, and to the references, as applicable, to the undersigned's name as an expert or qualified person included in or incorporated by reference into this registration statement on Form S-8 of B2Gold Corp.

/s/ Ali El Takch
Ali El Takch, P. Eng

August 5, 2026